Exhibit 3.3
State of Delaware
Secretary of State
Division of Corporations
Delivered 06:53 PM 07/21/2011
FILED 06:53 PM 07/21/2011
SRV  110847106 – 5014146 FILE

CERTIFICATE OF INCORPORATION

OF

IBA Green, Inc.

FIRST.  The name of the corporation is IBA Green Inc.

SECOND.  Its registered office in the State of Delaware is located at 1521 Concord Plaza, Suite 301, in the City of Wilmington, County of New Castle, Zip Code 19803.  The registered agent in charge thereof is United States Corporation Agents, Inc.

THIRD.  The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH.  The total number of shares which the corporation shall have the authority to issue is 5,000,000 shares of Common Stock, and the par value of each of such shares is $0.01.

FIFTH.  The incorporator of the corporation is LEgalZoom.com, Inc., 101 N. Brand Blvd., 11th Floor, Glendale, CA 91203.

SIXTH.  The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

SEVENTH.  Election of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

EIGHTH.  The personal liability of the directors of the corporation for monetary damages for breach of fiduciary duty shall be eliminated to the fullest extent permissible under Delaware law.  The corporation is authorized to indemnify its directors and officers to the fullest extent permissible under Delaware law.

IN WITNESS WHEREOF, the undersigned incorporator has executed this Certificate of Incorporation on the date below.

LegalZoom.com, Inc., Incorporator

Date: July 12, 2011	By:	/s/ Sandra Bryant
Sandra Bryant, Assistant Secretary